Exhibit 2.2

Execution Version

KEY STOCKHOLDER AGREEMENT

This Key Stockholder Agreement (this “Agreement”) is made and entered into as of October 9, 2025, by and between Runway Growth Finance Corp., a Maryland corporation (“Acquiror”), Double Black Diamond Offshore Ltd., a Cayman Islands exempted company (the “Key Stockholder”) and, solely for purposes of Section 4, Black Diamond Offshore Ltd., a Cayman Islands exempted company (“Black Diamond” and, with the Key Stockholder and Acquiror, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Key Stockholder is the record and beneficial or record owner of 8,493,088 shares of the common stock, par value $0.001 per share (“SWK Common Stock”) of SWK Holdings Corporation, a Delaware corporation (“SWK”);

WHEREAS, simultaneously with the execution of this Agreement, Acquiror, SWK, RWAY Portfolio Holding Corp, a Delaware corporation and a direct, wholly owned subsidiary of Acquiror (“Intermediary Sub”), RWAY Portfolio Corp., a Delaware corporation and a direct, wholly owned subsidiary of Intermediary Sub (“Acquisition Sub”) and Runway Growth Capital LLC, a Delaware limited liability company (“Acquiror Adviser”) are entering into an Agreement and Plan of Merger (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, as a condition and inducement to each of Acquiror, Intermediary Sub, Acquisition Sub and Acquiror Adviser’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the Parties are entering into this Agreement; and

WHEREAS, the Key Stockholder desires to enter into this Agreement with respect to the Acquiror Covered Shares and the SWK Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

Section 1.
Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases, variances and correlative forms shall have the meanings assigned to them in this Section 1.

“Acquiror Covered Shares” means (a) all shares of common stock of Acquiror, par value $0.01 per share (“Acquiror Common Stock”) that the Key Stockholder will own, beneficially or of record, immediately after the closing of the acquisition of SWK by Acquiror (the “Closing”), and (b) any additional shares of Acquiror Common Stock that the Key Stockholder may acquire following the execution of this Agreement (including from and after the Closing).

“Beneficially Own”, “Beneficially Owned” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this Agreement the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a Person shall be deemed to be the Beneficial Owner of a security if that Person has the right to acquire beneficial ownership of such security at any time.

“Expiration Time” means the earliest to occur of (a) the Termination Date (as defined in the Merger Agreement) or the date upon which the Merger Agreement is otherwise terminated in accordance with the terms and conditions provided therein, and (b) the Effective Time.

“Stockholders’ Agreement” means that certain Stockholders’ Agreement by and among the Key Stockholder, Black Diamond and SWK, dated as of August 18, 2014 (as amended by Amendment No. 1 thereto, dated as of June 28, 2022, and Amendment No. 2 thereto, dated as of February 27, 2023).

“SWK Covered Shares” means (a) all shares of SWK Common Stock that the Key Stockholder owns, beneficially or of record, as of the date of this Agreement, and (b) any additional shares of SWK Common Stock that the Key Stockholder may acquire following the execution of this Agreement.

“Transfer” shall mean, with respect to any securities: (a) any direct or indirect sale, assignment, in-kind transfer, distribution, dividend, encumbrance, gift, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise, including as a result of death, disability or incapacity), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any sale, assignment, distribution, dividend, encumbrance, gift, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of such securities; (b) the deposit of such securities into a voting trust, the entry into a voting agreement with respect to such securities or the grant of any proxy, corporate representative appointment or power of attorney (or other consent or authorization) with respect to such securities; or (c) any agreement or other legally binding commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b).

Section 2.
Transfer of Acquiror Covered Shares and the SWK Covered Shares.
(a)
Hereafter until the Closing Date, the Key Stockholder agrees to Beneficially Own at least 51.5 % of the outstanding shares of SWK Common Stock (“Majority Shares of SWK”). Prior to the Closing, the Key Stockholder shall be permitted to Transfer any SWK Covered Shares without limitations, provided that (i) the Key Stockholder remains in compliance with the first sentence of this Section 2(a) and (ii) the Key Stockholder will not knowingly and intentionally Transfer SWK Covered Shares to any third party that Beneficially Owns more than 10% of the outstanding shares of SWK Common Stock. Subject to compliance with the foregoing, the Key Stockholder may sell SWK Covered Shares in the open market on a national securities exchange, or via any other means as determined by the Key Stockholder.
(b)
After the Closing Date and until the first date on which the Key Stockholder Beneficially Owns less than 3% of the Acquiror Common Stock and less than 3% of each other class of voting securities of Acquiror then outstanding, if any (such date, the “Fall-Away Date”), the Key Stockholder will not knowingly and intentionally Transfer Acquiror Covered Shares to any third party that Beneficially Owns more than 10% of Acquiror Common Stock. Subject to compliance with the foregoing, the Key Stockholder may sell Acquiror Covered Shares in the open market on a national securities exchange, or via any other means as determined by the Key Stockholder.
Section 3.
Voting of Shares; Quorum.
Section 3.1
Hereafter until the Expiration Time, the Key Stockholder agrees that it shall, at every meeting of the stockholders of SWK, and in every solicitation of consents, vote or cause to be voted (including by written consent) the Majority Shares of SWK (a) in favor of the approval and adoption of the Merger Agreement, and (b) against any action or agreement that would hinder the consummation of such transactions.
Section 3.2
The Key Stockholder agrees that it shall, from and after becoming a holder of Acquiror Common Stock, until its beneficial ownership is less than 5%, at every meeting of the stockholders of Acquiror, and in every solicitation of consents, in each case as part of which the renewal or approval of the investment advisory contract (any such agreement, the “Advisory Agreement”) between Acquiror and Runway Growth Capital LLC (or a successor thereof) (the “Adviser”) is addressed, vote or cause to be voted (including by written consent) the Acquiror Covered Shares in favor of renewing or approving of the Advisory Agreement.
Section 4.
Agreement to Consent and Approve. Hereafter until the Expiration Time, the Key Stockholder and Black Diamond agree that, pursuant to Section 6.1(d) of the Stockholders’ Agreement, each shall (on every action or approval of SWK with respect to the adoption of the Merger Agreement or the consummation of the transactions contemplated thereby which would require the Key Stockholder’s and Black Diamond’s prior written approval pursuant to Section 6.1(d) of the Stockholder’s Agreement), as promptly as practicable, execute and deliver (or cause to be executed and delivered) to SWK, with a copy to Acquiror, a written consent approving the adoption of the Merger Agreement and the transactions contemplated thereby.
Section 5.
Prohibition of Stockholder Activism.
Section 5.1
From and after the date hereof until the Fall-Away Date, the Key Stockholder shall not, directly or indirectly, absent the prior written consent of Acquiror, do any of the following (or facilitate or encourage any other Person to do any of the following):
(a)
(i) engage in or become a participant in any “solicitation” (as such term is used in the proxy rules of the SEC, but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) of the Exchange Act), with respect to Acquiror, Acquiror Common Stock or any other voting securities of Acquiror, of proxies or consents; or conduct any non-binding referendum with respect to any matter or proposal to be voted on by holders of Acquiror Common Stock or other voting securities of Acquiror, or (ii) make any public statement in support of any third-party solicitation or referendum with respect to Acquiror, Acquiror Common Stock or any other voting securities of Acquiror;

(b)
seek or propose, alone or in concert with others, to have the Adviser terminated or replaced, to prevent the adoption of the Advisory Agreement, or to have the Advisory Agreement terminated, amended, modified or otherwise replaced or canceled;
(c)
(i) seek or propose, alone or in concert with others, election or appointment to, or representation on, the board of directors of Acquiror (the “Board”); or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, or (ii) seek or propose, alone or in concert with others, the removal of any member of the Board;
(d)
(i) seek or propose, alone or in concert with others, to call a meeting of the stockholders of Acquiror, or (ii) make or be the proponent of any shareholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) for consideration by the stockholders of Acquiror; or
(e)
publicly disclose any intention, plan or arrangement to take any action inconsistent with any provisions of this Section 5.1.
Section 6.
Appraisal Rights. The Key Stockholder irrevocably and unconditionally waives, and agrees to cause to be waived, and agrees not to exercise or perfect, and agrees to prevent the exercise or perfection of, any rights of appraisal, any dissenters’ rights and any similar rights (including any notice requirements related thereto) relating to the transactions contemplate by the Merger Agreement, including the First Merger, that the Key Stockholder may have with respect to any of the SWK Covered Shares in connection with the Merger Agreement, the First Merger and the transactions contemplated by the Merger Agreement (including all rights under Section 262 of the DGCL, Section 3-202 of the MGCL or otherwise).
Section 7.
Representations and Warranties of the Key Stockholder and Acquiror. Each Party hereby represents and warrants to the other Party, solely with respect to itself and not with respect to the other Party, as follows:
Section 7.1
Authority. Such Party has the legal capacity to make, enter into and carry out the terms of this Agreement. Such Party agrees that this Agreement constitutes a valid and binding obligation of the other Party and is enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 7.2
Ownership of the Acquiror Covered Shares and the SWK Covered Shares. As of the date hereof, the Key Stockholder is the direct Beneficial Owner or record owner of all SWK Common Stock, Acquiror Common Stock, other voting securities of SWK or Acquiror and any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, SWK Common Stock, Acquiror Common Stock or other voting securities of SWK or Acquiror, listed on Schedule A. As of the date hereof, Schedule A lists all Acquiror Covered Shares and the SWK Covered Shares. Other than as listed on Schedule A, as of the date hereof, the Key Stockholder is not the Beneficial Owner or record owner of any SWK Common Stock, Acquiror Common Stock, other voting securities of SWK or Acquiror or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, SWK Common Stock, Acquiror Common Stock or other voting securities of SWK or Acquiror. The Key Stockholder has voting and dispositive power over all of the Acquiror Covered Shares and the SWK Covered Shares, subject to restrictions created by this Agreement and those under applicable Securities Laws. As of the date hereof, the Key Stockholder has not entered into any agreement to Transfer such Acquiror Covered Shares and the SWK Covered Shares.
Section 7.3
No Conflict; Consents.
(a)
The execution and delivery of this Agreement by such Party does not, and the performance by such Party of its obligations under this Agreement and the compliance by such Party with any provisions hereof do not and will not: (i) conflict with or violate any laws applicable to such party, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or any other encumbrance on any of the Acquiror Covered Shares and the SWK Covered Shares pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Party is a party or by which such Party is bound.
(b)
No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to such Party in connection with the execution and delivery of this Agreement or the consummation by such Party of the transactions contemplated hereby, except for filings under, or compliance with, the applicable requirements of the Securities Act, the Exchange Act or any other federal securities laws and the rules and regulations promulgated thereunder.
Section 7.4
Litigation. There is no legal action pending against or, to the knowledge of such Party, threatened against or affecting such Party that would reasonably be expected to materially impair or materially adversely affect the ability of such Party to perform its obligations hereunder or to consummate the transactions contemplated hereby.
Section 8.
General Provisions.
Section 8.1
Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
Section 8.2
Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any assignment in violation of this Section 8.2 shall be void.
Section 8.3
Amendments or Supplement. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement signed by each Party. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties in interest at the time of the amendment.
Section 8.4
Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of Acquiror and the Key Stockholder shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
Section 8.5
Notices. All notices, consents and other communications hereunder shall be in writing and will be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication will be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier (such as UPS or Federal Express), then such communication will be deemed duly given and made two Business Days after being sent; (c) if sent by email before 5:00 p.m. (based on the time zone of the recipient) on any Business Day, then such communication will be deemed duly given and made when receipt is confirmed; (d) if sent by email on a day other than a Business Day and receipt is confirmed, or if sent after 5:00 p.m. (based on the time zone of the recipient) on any Business Day and receipt is confirmed, then such communication will be deemed duly given and made on the Business Day following the date which receipt is confirmed; and (e) if otherwise personally delivered to a duly authorized representative of the recipient, then such communication will be deemed duly given and made when delivered to such authorized representative; provided that, in all cases, such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any Party will provide by like notice to the other Party:

If to Acquiror, to:

c/o Runway Growth Finance Corp.
205 N. Michigan Ave., Suite 4200
Chicago, Illinois 60601

Attention: Thomas B. Raterman
Email: tr@runwaygrowth.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
900 G. St., N.W.
Washington, D.C. 20001
Attention: Jonathan Corsico
Email: jonathan.corsico@stblaw.com

if to the Key Stockholder, to:

Carlson Capital, L.P.
2100 McKinney Avenue
Dallas, Texas 75201
Attention: Legal
Email: Legal@carlsoncapital.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
3025 John F. Kennedy Blvd.
Philadelphia, Pennsylvania 19104
Attention: Rachael Bushey and Laura Umbrecht Gulick
Email: RBushey@goodwinlaw.com and LGulick@goodwinlaw.com

Section 8.6
Governing Law; Jurisdiction; Waiver of Jury Trial. Section 9.8 of the Merger Agreement shall apply to this Agreement mutatis mutandis.
Section 8.7
Entire Agreement. This Agreement contains the entire understanding of the Parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the Parties with respect to such subject matter.
Section 8.8
Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument.
Section 8.9
Interpretation. The headings contained in this Agreement or in any Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 8.10
No Agreement Until Executed. Irrespective of negotiations among the Parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the Parties unless and until this Agreement is executed and delivered by all Parties.
Section 8.11
Legal Representation. This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.
Section 8.12
Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
Section 8.13
Documentation and Information. The Key Stockholder consents to and hereby authorizes Acquiror, SWK and Acquisition Sub to publish and disclose in all documents and schedules required by applicable law to be filed with the SEC or any other Governmental Authority in connection with the Advisory Agreement, the Merger Agreement and any other transactions contemplated by the Merger Agreement (including on Schedule 13D), the Key Stockholder’s identity and ownership of the Acquiror Covered Shares and the SWK Covered Shares, the existence of this Agreement and the nature of the Key Stockholder’s commitments and obligations under this Agreement, and the Key Stockholder acknowledges that Acquiror, SWK and Acquisition Sub may, if required by applicable law, file this Agreement or a form hereof with the SEC or any other Governmental Authority. The Key Stockholder agrees to promptly give Acquiror or SWK, as applicable, any relevant information in possession of the Key Stockholder that Acquiror or SWK, as applicable, may reasonably require relating to the Key Stockholder for the preparation of any such required disclosure documents, and the Key Stockholder agrees to promptly notify Acquiror or SWK, as applicable, of any required corrections with respect to any such written information supplied by the Key Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. SWK, Acquiror (including any subsidiary thereof) and Acquisition Sub shall be permitted to disclose in any press release in connection with the transactions contemplated by the Merger Agreement the existence of this Agreement and the nature of the Key Stockholder’s obligations under this Agreement.
Section 8.14
Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement shall automatically terminate in its entirety, without any action by any party hereto, on April 7, 2026 or the date upon which the Merger Agreement is otherwise terminated in accordance with the terms and conditions provided for therein. If this Agreement is so terminated, it shall become null and void and have no further force or effect.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

RUNWAY GROWTH FINANCE CORP.

__/s/ Thomas B. Raterman_____________

Name: Thomas B. Raterman

Title: Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary

[Signature Page to Key Stockholder Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

KEY STOCKHOLDER

DOUBLE BLACK DIAMOND OFFSHORE LTD.

By: Carlson Capital, L.P.

Its: Investment Manager

By:_Clint Carlson_______

Name: Clint Carlson

Title: President

BLACK DIAMOND OFFSHORE LTD.

By: Carlson Capital, L.P.

Its: Investment Manager

By:_Clint Carlson_______

Name: Clint Carlson

Title: President

[Signature Page to Key Stockholder Agreement]

Schedule A

Covered Shares

8,493,088 shares of SWK Common Stock.

[Schedule A to Key Stockholder Agreement]